EXHIBIT 99.1

For More Information:
Investor contact: Ann Thornton 414-438-6887
Media contact: Kate Venne 414-358-5176

Brady Corporation Reports Fiscal 2017 Second Quarter Results and Increases its Fiscal 2017 EPS Guidance

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Earnings per diluted Class A Nonvoting Common Share was $0.49 in the second quarter of fiscal 2017 compared to $0.30 in the same quarter of the prior year. Results for the quarter include $0.09 per share of discrete tax benefits.

•	Organic revenue growth was 1.3 percent for the quarter ended January 31, 2017.

•	Net debt was $37.7 million at January 31, 2017 compared to $132.5 million at January 31, 2016; providing flexibility for future investments.

•	Earnings per diluted Class A Common Share guidance for the full year ending July 31, 2017 increased from a range of $1.55 to $1.70 to a range of $1.75 to $1.85.

MILWAUKEE (February 23, 2017)--Brady Corporation (NYSE: BRC) (“Brady” or “Company”), a world leader in identification solutions, today reported its financial results for its fiscal 2017 second quarter ended January 31, 2017.

Quarter Ended January 31, 2017 Financial Results:
Net earnings for the quarter ended January 31, 2017, were $25.3 million compared to $15.3 million in the same quarter last year.
Earnings per diluted Class A Nonvoting Common Share were $0.49 for the quarter ended January 31, 2017, compared to $0.30 in the same quarter last year.
During the quarter ended January 31, 2017, the Company’s effective tax rate was 13.1%, which was impacted by certain one-time tax benefits from a cash repatriation. The one-time tax items benefited earnings per diluted Class A Nonvoting Common Share by approximately $0.09 during the quarter. Our historical average effective tax rate is approximately 28%.
Sales for the quarter ended January 31, 2017, decreased 0.2 percent to $268.0 million compared to $268.6 million in the same quarter last year. Total organic sales increased 1.3 percent while the impact of foreign currency translation decreased sales by 1.5 percent. By segment, organic sales increased 1.9 percent in Identification Solutions and decreased 0.2 percent in Workplace Safety.

Six-Month Period Ended January 31, 2017 Financial Results:
Net earnings for the six-month period ended January 31, 2017, were $47.9 million compared to $34.0 million in the same quarter last year.

Earnings per diluted Class A Nonvoting Common Share were $0.93 for the six-month period ended January 31, 2017, compared to $0.67 in the same period in fiscal 2016.
During the six-month period ended January 31, 2017, the Company’s effective tax rate was 20.4%, which was impacted by certain one-time tax benefits from a cash repatriation. The one-time tax items benefited earnings per diluted Class A Nonvoting Common Share by approximately $0.09 during the six-month period.
Sales for the six-month period ended January 31, 2017, decreased 0.6 percent to $548.2 million compared to $551.7 million in the same quarter last year. Total organic sales increased 0.5 percent while foreign currency translation decreased sales by 1.1 percent. By segment, organic sales increased 1.3 percent in Identification Solutions and decreased 1.3 percent in Workplace Safety.

Commentary:
“Our continued focus on developing high-quality products, identifying efficiencies in our SG&A structure, and driving a culture of local ownership and accountability is working. This quarter marks our sixth consecutive quarter of year-over-year earnings growth. Our actions to improve organic sales are also working as we realized organic sales growth of 1.3 percent this quarter and are at 0.5 percent organic sales growth year-to-date. However, we do expect to see choppy organic growth patterns in the future as our initiatives gain traction and due to fewer billing days in the second half of fiscal 2017,” said Brady’s President and Chief Executive Officer, J. Michael Nauman. “We believe our actions are starting to result in long-term positive organic sales trends, which we expect will translate into future profit improvements. Looking forward, our priorities remain unchanged, which are to grow our pipeline of innovative new products, deliver efficiency gains, and serve our customers extremely well. We are pleased that we have been able to consistently improve our performance while simultaneously driving our long-term strategy.”
“We continue to see profitability improvements as we focus on driving efficiencies throughout our manufacturing operations while actively reducing our selling, general and administrative expense structure, all while investing in organic growth opportunities,” said Brady’s Chief Financial Officer, Aaron Pearce. “Cash generation for the quarter ended January 31, 2017, was below that of last year due to the timing of certain payments. After taking the impact of these timing items into account, it is clear that our trend of solid cash generation continues as we finished with net debt of $37.7 million as of January 31, 2017, compared to net debt of $132.5 million as of January 31, 2016. As a result of this cash generation, our balance sheet is solid and provides significant flexibility for future investment and returning funds to our shareholders.”

Fiscal 2017 Guidance:
The Company is increasing its earnings per diluted Class A Common Share guidance from a range of $1.55 to $1.70 to a range of $1.75 to $1.85 for the full year ending July 31, 2017. Included in this guidance are organic sales ranging from a low single-digit decline to slightly positive growth for the year ending July 31, 2017. Offsetting this challenging revenue environment are ongoing efficiency gains in the Company’s manufacturing facilities and selling, general, and administrative expenses. This guidance is based upon foreign currency exchange rates as of January 31, 2017, a full-year income tax rate in the mid-20 percent range, depreciation and amortization expense of $30 million, and capital expenditures approximating $20 million.

A webcast regarding Brady’s fiscal 2017 second quarter financial results will be available at www.bradycorp.com beginning at 9:30 a.m. Central Time today.

Brady Corporation is an international manufacturer and marketer of complete solutions that identify and protect people, products and places. Brady’s products help customers increase safety, security, productivity and performance and include high-performance labels, signs, safety devices, printing systems and software. Founded in 1914, the Company has a diverse customer base in electronics, telecommunications, manufacturing, electrical, construction, medical, aerospace and a variety of other industries. Brady is headquartered in Milwaukee, Wisconsin and as of July 31, 2016, employed approximately 6,500 people in its worldwide businesses. Brady’s fiscal 2016 sales were approximately $1.12 billion. Brady stock trades on the New York Stock Exchange under the symbol BRC. More information is available on the Internet at www.bradycorp.com.

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In this news release, statements that are not reported financial results or other historic information are “forward-looking statements.” These forward-looking statements relate to, among other things, the Company's future financial position, business strategy, targets, projected sales, costs, earnings, capital expenditures, debt levels and cash flows, and plans and objectives of management for future operations.

The use of words such as “may,” “will,” “expect,” “intend,” “estimate,” “anticipate,” “believe,” “should,” “project” or “plan” or similar terminology are generally intended to identify forward-looking statements. These forward-looking statements by their nature address matters that are, to different degrees, uncertain and are subject to risks, assumptions, and other factors, some of which are beyond Brady’s control, that could cause actual results to differ materially from those expressed or implied by such forward-looking statements. For Brady, uncertainties arise from: our ability to compete effectively or to successfully execute our strategy; Brady’s ability to develop technologically advanced products that meet customer demands; difficulties in protecting our websites, networks, and systems against security breaches; deterioration or instability in the global economy and financial markets; decreased demand for our products; Brady’s ability to retain large customers; risks associated with the loss of key employees; changes in tax legislation and tax rates; Brady’s ability to execute facility consolidations and maintain acceptable operational service metrics; extensive regulations by U.S. and non-U.S. governmental and self-regulatory entities; litigation, including product liability claims; divestitures and contingent liabilities from divestitures; Brady’s ability to properly identify, integrate, and grow acquired companies; foreign currency fluctuations; potential write-offs of Brady’s substantial intangible assets; differing interests of voting and non-voting shareholders; Brady’s ability to meet certain financial covenants required by our debt agreements; numerous other matters of national, regional and global scale, including those of a political, economic, business, competitive, and regulatory nature contained from time to time in Brady’s U.S. Securities and Exchange Commission filings, including, but not limited to, those factors listed in the “Risk Factors” section within Item 1A of Part I of Brady’s Form 10-K for the year ended July 31, 2016.

These uncertainties may cause Brady's actual future results to be materially different than those expressed in its forward-looking statements. Brady does not undertake to update its forward-looking statements except as required by law.

BRADY CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF EARNINGS
(Unaudited; Dollars in thousands, except per share data)

	Three months ended January 31,		Six months ended January 31,
	2017	2016	2017	2016
Net sales	$268,001	$268,630	$548,177	$551,703
Cost of products sold	133,843	135,738	273,661	279,462
Gross margin	134,158	132,892	274,516	272,241
Operating expenses:
Research and development	9,481	9,097	18,627	17,666
Selling, general and administrative	94,715	100,206	192,719	200,884
Total operating expenses	104,196	109,303	211,346	218,550

Operating income	29,962	23,589	63,170	53,691

Other income (expense):
Investment and other income (expense)	596	(992)	107	(1,751)
Interest expense	(1,458)	(2,130)	(3,190)	(4,281)

Earnings before income taxes	29,100	20,467	60,087	47,659

Income tax expense	3,803	5,177	12,237	13,666

Net earnings	$25,297	$15,290	$47,850	$33,993

Net earnings per Class A Nonvoting Common Share:
Basic	$0.50	$0.30	$0.94	$0.67
Diluted	$0.49	$0.30	$0.93	$0.67
Dividends	$0.21	$0.20	$0.41	$0.41

Net earnings per Class B Voting Common Share:
Basic	$0.50	$0.30	$0.93	$0.65
Diluted	$0.49	$0.30	$0.91	$0.65
Dividends	$0.21	$0.20	$0.39	$0.39

Weighted average common shares outstanding (in thousands):
Basic	51,054	50,527	50,844	50,778
Diluted	51,954	50,647	51,721	50,868

BRADY CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(Unaudited; Dollars in thousands)

	January 31, 2017	July 31, 2016
ASSETS
Current assets:
Cash and cash equivalents	$125,208	$141,228
Accounts receivable—net	140,018	147,333
Inventories:
Finished products	60,642	64,313
Work-in-process	17,029	16,678
Raw materials and supplies	19,737	18,436
Total inventories	97,408	99,427
Prepaid expenses and other current assets	19,051	19,436
Total current assets	381,685	407,424
Other assets:
Goodwill	424,857	429,871
Other intangible assets	55,980	59,806
Deferred income taxes	27,403	27,238
Other	16,327	17,181
Property, plant and equipment:
Cost:
Land	7,272	5,809
Buildings and improvements	94,542	95,355
Machinery and equipment	254,688	256,549
Construction in progress	3,168	2,842
	359,670	360,555
Less accumulated depreciation	262,786	258,111
Property, plant and equipment—net	96,884	102,444
Total	$1,003,136	$1,043,964
LIABILITIES AND STOCKHOLDERS’ INVESTMENT
Current liabilities:
Notes payable	$5,691	$4,928
Accounts payable	58,515	62,245
Wages and amounts withheld from employees	39,157	45,998
Taxes, other than income taxes	6,617	7,403
Accrued income taxes	2,011	6,136
Other current liabilities	38,210	40,017
Total current liabilities	150,201	166,727
Long-term obligations, less current maturities	157,223	211,982
Other liabilities	60,820	61,657
Total liabilities	368,244	440,366
Stockholders’ investment:
Common Stock:
Class A nonvoting common stock—Issued 51,261,487 and 51,261,487 shares, respectively and outstanding 47,594,684 and 46,920,974 shares, respectively	513	513
Class B voting common stock—Issued and outstanding, 3,538,628 shares	35	35
Additional paid-in capital	317,587	317,001
Earnings retained in the business	480,368	453,371
Treasury stock—3,666,803 and 4,340,513 shares, respectively of Class A nonvoting common stock, at cost	(90,998)	(108,714)
Accumulated other comprehensive loss	(68,214)	(54,745)
Other	(4,399)	(3,863)
Total stockholders’ investment	634,892	603,598
Total	$1,003,136	$1,043,964

BRADY CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited; Dollars in thousands)

	Six months ended January 31,
	2017	2016
Operating activities:
Net earnings	$47,850	$33,993
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	14,102	17,502
Stock-based compensation expense	5,394	4,569
Deferred income taxes	(4,547)	3,338
Changes in operating assets and liabilities:
Accounts receivable	3,407	3,204
Inventories	224	3,403
Prepaid expenses and other assets	220	(3,811)
Accounts payable and accrued liabilities	(9,384)	(1,618)
Income taxes	(3,932)	(2,326)
Net cash provided by operating activities	53,334	58,254

Investing activities:
Purchases of property, plant and equipment	(7,235)	(3,928)
Other	593	2,521
Net cash used in investing activities	(6,642)	(1,407)

Financing activities:
Payment of dividends	(20,852)	(20,425)
Proceeds from exercise of stock options	14,659	53
Purchase of treasury stock	—	(23,397)
Repayment of borrowing on credit facilities	(50,469)	(437)
Debt issuance costs	—	(803)
Income tax on equity-based compensation, and other	(640)	(1,299)
Net cash used in financing activities	(57,302)	(46,308)

Effect of exchange rate changes on cash	(5,410)	(4,833)

Net (decrease) increase in cash and cash equivalents	(16,020)	5,706
Cash and cash equivalents, beginning of period	141,228	114,492

Cash and cash equivalents, end of period	$125,208	$120,198

BRADY CORPORATION AND SUBSIDIARIES
SEGMENT INFORMATION
(Unaudited; Dollars in thousands)

	Three months ended January 31,		Six months ended January 31,
	2017	2016	2017	2016
SALES TO EXTERNAL CUSTOMERS
ID Solutions	$190,962	$189,780	$392,226	$390,800
Workplace Safety	77,039	78,850	155,951	160,903
Total	$268,001	$268,630	$548,177	$551,703

SALES INFORMATION
ID Solutions
Organic	1.9%	0.9%	1.3%	(0.7)%
Currency	(1.3)%	(4.6)%	(0.9)%	(5.0)%
Total	0.6%	(3.7)%	0.4%	(5.7)%
Workplace Safety
Organic	(0.2)%	(0.6)%	(1.3)%	(1.4)%
Currency	(2.1)%	(7.2)%	(1.8)%	(8.5)%
Total	(2.3)%	(7.8)%	(3.1)%	(9.9)%
Total Company
Organic	1.3%	0.4%	0.5%	(0.9)%
Currency	(1.5)%	(5.4)%	(1.1)%	(6.0)%
Total	(0.2)%	(5.0)%	(0.6)%	(6.9)%

SEGMENT PROFIT
ID Solutions	$28,961	$23,056	$62,035	$48,487
Workplace Safety	6,059	6,296	12,504	15,678
Total	$35,020	$29,352	$74,539	$64,165
SEGMENT PROFIT AS A PERCENT OF SALES
ID Solutions	15.2%	12.1%	15.8%	12.4%
Workplace Safety	7.9%	8.0%	8.0%	9.7%
Total	13.1%	10.9%	13.6%	11.6%

	Three months ended January 31,		Six months ended January 31,
	2017	2016	2017	2016
Total segment profit	$35,020	$29,352	$74,539	$64,165
Unallocated amounts:
Administrative costs	(5,058)	(5,763)	(11,369)	(10,474)
Investment and other income (expense)	596	(992)	107	(1,751)
Interest expense	(1,458)	(2,130)	(3,190)	(4,281)
Earnings before income taxes	$29,100	$20,467	$60,087	$47,659